Exhibit 99.1

Reliance Global Group Reports First Quarter 2024 Results and Provides Business Update

Definitive agreement to acquire Spetner Associates marks significant milestone in Company’s evolution

Expected to more than double current revenue to approximately $28 million and contribute meaningful EBITDA.

Company to Host Conference Call Today at 4:30 PM Eastern Time

LAKEWOOD, N.J., May 20, 2024 — Reliance Global Group, Inc. (Nasdaq: RELI; RELIW) (“Reliance”, “we” or the “Company”) today provided a business update and reported financial results for the three months ended March 31, 2024.

Ezra Beyman, Chairman and Chief Executive Officer of Reliance Global Group, commented, “We achieved another solid quarter with continued organic growth. During the first quarter of 2024, we focused heavily on our new ‘OneFirm’ approach, which brings together our nine owned and operated agencies across the United States to function as one cohesive unit. As these initiatives take hold, we anticipate significantly enhanced top and bottom-line performance.”

“We are also excited about our recently announced definitive agreement to acquire Spetner Associates, which we believe will be a transformational event for our Company. We expect that the integration of Spetner will more than double our annual revenues to roughly $28 million and significantly boost our EBITDA. Spetner excels in its field, with advanced technologies that complement the innovative solutions we already provide. Spetner’s broad range of unique voluntary benefits programs and extensive market reach offer considerable synergistic potential, especially in expanding our personal insurance lines through the RELI Exchange platform.”

Moshe Fishman, Director of Insurtech and Operation of Reliance Global Group, added, “We are very pleased with how the RELI Exchange OneFirm vision is materializing, further strengthening our insurance distribution and company as a whole. The recently announced acquisition of Spetner Associates including the BenManage voluntary benefit insurance business providing insurance to over 75,000 employee lives, is the ideal acquisition target that we look for at Reliance. Some of the key points that we are very excited about are a strong management team, excellent revenue with a high EBIDTA to revenue ratio, residual commission income, and highly synergistic with our current core businesses.”

Mr. Beyman concluded, “Overall, our goal is to develop a profitable, multi-billion-dollar enterprise that drives meaningful shareholder returns. Toward this end, we believe this acquisition will unlock significant opportunities that fit well with our ‘OneFirm’ go-to-market strategy. This strategic integration is not about simply increasing our market footprint within the $463 billion global insurance agency/brokerage market, but it is also about establishing Reliance as a formidable and cutting-edge, technology-enabled enterprise focused on sustainable profitability and enhanced shareholder value.”

Conference Call

Reliance Global Group will host a conference call today at 4:30 PM Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2024, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free +1 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and entering access code 512517. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2381/50621 or on the investor relations section of the Company’s website, https://relianceglobalgroup.com/events-and-presentations/.

A webcast replay will be available on the investor relations section of the Company’s website at https://relianceglobalgroup.com/events-and-presentations/ through May 20, 2025. A telephone replay of the call will be available approximately one hour following the call, through June 4, 2024, and can be accessed by dialing +1 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code 50621.

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (NASDAQ: RELI; RELIW) is an InsurTech pioneer, leveraging artificial intelligence (AI), and cloud-based technologies, to transform and improve efficiencies in the insurance agency/brokerage industry. The Company’s business-to-business InsurTech platform, RELI Exchange, provides independent insurance agencies an entire suite of business development tools, enabling them to effectively compete with large-scale national insurance agencies, whilst reducing back-office cost and burden. The Company’s business-to-consumer platform, 5minuteinsure.com, utilizes AI and data mining, to provide competitive online insurance quotes within minutes to everyday consumers seeking to purchase auto, home, and life insurance. In addition, the Company operates its own portfolio of select retail “brick and mortar” insurance agencies which are leaders and pioneers in their respective regions throughout the United States, offering a wide variety of insurance products. Further information about the Company can be found at https://www.relianceglobalgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions and include statements such as the Company having built a best-in-class InsurTech platform, making RELI Exchange an even more compelling value proposition and further accelerating growth of the platform, rolling out several other services in the near future to RELI Exchange agency partners, building RELI Exchange into the largest agency partner network in the U.S., the Company moving in the right direction and the Company’s highly scalable business model driving significant shareholder value. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere and risks as and uncertainties related to: the Company’s ability to generate the revenue anticipated and the ability to build the RELI Exchange into the largest agency partner network in the U.S., and the other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as the same may be updated from time to time. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and other subsequent filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: RELI@crescendo-ir.com